Exhibit 99.2

[LOGO] Endurance

                                        Contacts
                                        Massa B. Cressall, Investor Relations
                                        Phone: (441) 278-0988
                                        Email: mcressall@endurance.bm

                                        Marianne Walsh, Corporate Communications
                                        Phone: (441) 278-0420
                                        Email: mwalsh@endurance.bm

ENDURANCE SPECIALTY TO ACQUIRE XL RE AMERICA SURETY REINSURANCE BUSINESS

PEMBROKE, Bermuda - October 1, 2004 - Endurance Specialty Holdings Ltd. (NYSE:ENH) and XL Reinsurance America Inc. ("XL Re America") today announced that Endurance's U.S. subsidiary, Endurance Reinsurance Corporation of America ("Endurance Re") will acquire the majority of XL Re America's surety reinsurance business,. Laura Shanahan, formerly Senior Vice President, Surety, of XL Re America, has joined Endurance Re as Senior Vice President, Surety. Also joining Endurance Re from XL Re America are Peter Healy, Suraya Kieffer, Mary Roddy, Sharon Sims and Suzanne Johnson.

Endurance Re will acquire the majority of XL Re's surety reinsurance business on a prospective basis through a renewal rights purchase agreement. Endurance Re will pay XL Re America a commission on the surety reinsurance business renewed by Endurance Re. Endurance Re is not obligated to pay any commission prior to the renewal of the business or any minimum amount of commission. In addition, Endurance Re will assist XL Re America with the ongoing management of the current in force and expired surety reinsurance portfolio. Over $50 million of expiring premium is subject to this agreement.

James Veghte, President of XL Re, stated, "We are very pleased that Laura and her staff are joining a respected underwriting company. While the surety reinsurance business does not fit with XL Re America's future strategic direction, I am confident that Endurance Re will recognize value through the efforts of Laura and her team and that our client base will receive the same level of service they have enjoyed with XL Re America."

William M. Jewett, President of Endurance Re, stated, "We are very pleased that Laura and her team have joined Endurance Re, and that we have come to an agreement which provides for a seamless transition of XL Re America's surety reinsurance portfolio to our company. Laura is a well-respected leader in the field with over 25 years of surety insurance and reinsurance experience. The team's specialized approach to the surety reinsurance business, and their extensive knowledge of the marketplace, fit very well with our overall underwriting strategy and approach. We are confident that the surety operation will contribute significantly to the success of Endurance in the future."

Laura Shanahan commented, "We are very pleased to be joining Endurance Re, and we are looking forward to building a premier surety reinsurance operation and contributing to Endurance Re's continued success. XL Re America has been very supportive and has done everything possible to ensure an orderly transition of the team and the portfolio."

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About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance's operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody's and A- from Standard & Poor's. Endurance's headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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